Exhibit 99.1

Sorrento Establishes TNK Therapeutics Subsidiary with Focus on Cellular Immunotherapies

- Pipeline to include ‘off-the-shelf’ CAR.TNKs™ as well as complementary cellular and immunotherapies

SAN DIEGO, May 18, 2015 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), announced today that it has formed a wholly-owned subsidiary, TNK (pronounced as “tank”) Therapeutics, Inc. This subsidiary will focus on developing CAR.TNKs (Chimeric Antigen Receptor Tumor-attacking Neukoplast®) as well as other complementary cellular and immunotherapies targeting both solid tumors and hematological malignancies.

In December 2014, Sorrento entered into a global exclusive partnership with Conkwest, Inc., an immunotherapy company developing proprietary Neukoplast (NK-92), a Natural Killer (NK) cell-line based therapy, to jointly develop next-generation CAR.TNK immunotherapies for the treatment of cancer and infectious diseases. The CAR.TNK technology platform combines Conkwest’s Neukoplast cell line with Sorrento’s proprietary G-MAB™ fully human antibody technology and CAR designs to further enhance the anti-cancer potency and tumor targeting of Neukoplast. Under the terms of this agreement, both companies will jointly select CAR.TNKs to be developed with the ‘lead company’ responsible for advancing the candidates into the clinic. Profit sharing from future sales and potential strategic collaborations with other pharmaceutical partners will be determined by the development stage of the drug candidates.

“After the acquisition of Cynviloq by Dr. Patrick Soon-Shiong’s NantPharma, Sorrento will focus on developing innovative immuno-oncology and cellular therapies utilizing its proprietary G-MAB antibody library platform and clinically advancing resiniferatoxin (RTX) development for associated cancer pain,” said Dr. Henry Ji, President and CEO. “The establishment of TNK Therapeutics will allow us to fully leverage Sorrento’s G-MAB library to create novel CAR constructs for the generation of CAR.TNKs and other cellular therapies. This important step in Sorrento’s corporate development positions Sorrento to be a leader in the highly promising and rapidly emerging field of adoptive cellular immunotherapies, which show promise as potent weapons against solid tumors and hematological malignancies.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento announced last week that Dr. Patrick Soon-Shiong’s NantPharma acquired from Sorrento the rights to Cynviloq™, which recently completed a successful TRIBECA™ study. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento and NantWorks formed a global joint venture, now called Nantibody, to focus on immunotherapies for cancer. Also in December 2014, Sorrento and Conkwest, Inc., an immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, entered into an agreement to jointly develop CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer and infectious diseases. In March 2015, Sorrento entered into a global collaboration with NantCell, a NantWorks company, to discover and develop immunotherapies against tumor neo-epitopes.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about TNK Therapeutics’ prospects, Sorrento’s expectations for adoptive cellular immunotherapies and Sorrento’s collaborations with Conkwest, Nantibody and Nantcell; Sorrento’s advances made in developing RTX, CAR.TNKs and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, Cynviloq™, GMAB™, TRIBECA™, CAR.TNK™, TNK Therapeutics, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.